UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Erickson Air-Crane Incorporated
(Name of Issuer)
Common Stock, par value $0.0001 per share
(Title of Class of Securities)
29482P100
(Cusip Number)
December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following pages)
Page 1 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Watershed Capital Institutional Partners III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**     The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 45,495
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 45,495
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,495
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Watershed Capital Partners (Offshore) Master Fund, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**     The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 409,549
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 409,549
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,549
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Watershed Capital Partners (Offshore) Master Fund II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**     The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 56,154
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 56,154
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,154
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Watershed Capital Partners (Offshore) Master Fund III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**     The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 56,627
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 56,627
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,627
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Watershed Asset Management, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 567,825
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 567,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,825
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 6 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WS Partners, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 567,825
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 567,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,825
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 7 of 12 Pages

13G
CUSIP No. 29482P100

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Meridee A. Moore
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**

**The reporting persons making this filing hold an aggregate of 567,825 Shares, which is 4.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 567,825
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 567,825
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,825
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 8 of 12 Pages

This Amendment No. 2 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on September 24, 2013 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1.	Issuer

(a)	Name of Issuer

Erickson Air-Crane Incorporated (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices

5550 SW Macadam Avenue, Suite 200

Portland, OR 97239

Item 2.	Identity And Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.0001 per share (the “Shares”), of the Company. The CUSIP number of the Shares is 29482P100.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Watershed Funds
(i)	Watershed Capital Institutional Partners III, L.P., a Delaware limited partnership (“WCIP III”), with respect to the Shares held by it;

(ii)	Watershed Capital Partners (Offshore) Master Fund, L.P., a Cayman Islands exempted limited partnership (“WCOP”), with respect to the Shares held by it;

(iii)	Watershed Capital Partners (Offshore) Master Fund II, L.P., a Cayman Islands exempted limited partnership (“WCOP II”), with respect to the Shares held by it; and

(iv)	Watershed Capital Partners (Offshore) Master Fund III, L.P., a Cayman Islands exempted limited partnership (“WCOP III”), with respect to the Shares held by it.

WCIP III, WCOP, WCOP II and WCOP III are together referred to herein as the “Watershed Funds.”

The General Partner

Page 9 of 12 Pages

(iv)	WS Partners, L.L.C., a Delaware limited liability company and the general partner of each of the Watershed Funds (the “General Partner”), with respect to the Shares held by the Watershed Funds.

The Management Company

(v)
Watershed Asset Management, L.L.C., a Delaware limited liability company and the investment adviser to the Watershed Funds (the “Management Company”), with respect to the Shares held by the Watershed Funds.

The Senior Managing Member

(vi)	Meridee A. Moore (“Moore”), a United States citizen and the Senior Managing Member of both the General Partner and the Management Company, with respect to the Shares held by the Watershed Funds.

The citizenship of each of the Watershed Funds, the General Partner, the Management Company and Moore is set forth above.  The address of the principal business office of the Watershed Funds, the General Partner, the Management Company and Moore is c/o Watershed Asset Management, L.L.C., One Maritime Plaza, Suite 1525, San Francisco, California  94111.

Item 3.	If This Statement Is Filed Pursuant To Sections 240.13d-1(b), Or 13d-2(b) Or (c), Check Whether The Person Filing Is An Entity Specified In (a) - (k):

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box.  [X]

Item 4.	Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Watershed Funds are owned directly by the Watershed Funds. The General Partner, as general partner of the Watershed Funds, may be deemed to be the beneficial owner of all such Shares owned by the Watershed Funds. The Management Company, as investment adviser to the Watershed Funds, may be deemed to be the beneficial owner of all such Shares owned by the Watershed Funds.  Moore, as the Senior Managing Member of both the General Partner and the Management Company, may be deemed to be the beneficial owner of all such Shares owned by the Watershed Funds.  Each of the General Partner, the Management Company and Moore hereby disclaims any beneficial ownership of any such Shares.

Item 5.	Ownership Of Five Percent Or Less Of A Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following [ X ].

Page 10 of 12 Pages

Item 6.	Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7.	Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company

Not Applicable.

Item 8.	Identification And Classification Of Members Of The Group

The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c).   Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice Of Dissolution Of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 16, 2015

/s/ Meridee A. Moore
WS PARTNERS, L.L.C.,
On its own behalf,
And as the General Partner of
WATERSHED CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
WATERSHED CAPITAL PARTNERS (OFFSHORE) MASTER FUND, L.P.,
WATERSHED CAPITAL PARTNERS (OFFSHORE) MASTER FUND II, L.P.,
And WATERSHED CAPITAL PARTNERS (OFFSHORE) MASTER FUND III, L.P.,
By Meridee A. Moore,
Senior Managing Member

/s/ Meridee A. Moore
 WATERSHED ASSET MANAGEMENT, L.L.C.
 By Meridee A. Moore,
 Senior Managing Member

/s/ Meridee A. Moore
Meridee A. Moore

Page 12 of 12 Pages